Exhibit 5.1

[Sheppard, Mullin, Richter & Hampton LLP Letterhead]

August 10, 2012

Sport Chalet, Inc. One Sport Chalet Drive La Cañada, California 91011

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Sport Chalet, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an additional 600,000 shares of the Company's Class A Common Stock, $0.01 par value per share, issuable pursuant to the Company's 2004 Equity Incentive Plan (the "Plan"), together with such indeterminate number of additional shares as may become available under the Plan as a result of the adjustment provisions thereof (collectively, the "Additional Shares"), which reflects an increase in the number of shares authorized for issuance under the Plan as approved by the Company’s stockholders effective August 11, 2011.  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment and the aforementioned amendment of the Plan.  With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified or reproduced copies.  We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based on such review, we are of the opinion that, if, as and when the Additional Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor executed and delivered) pursuant to the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

We express no opinion on securities issued pursuant to any other registration statement of the Company.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan, or the shares of the Company's Common Stock issuable under the Plan.

Respectfully submitted, /s/ Sheppard, Mullin, Richter & Hampton llp SHEPPARD, MULLIN, RICHTER & HAMPTON llp